AMENDED AND RESTATED
EXECUTIVE SEVERANCE AND CHANGE IN CONTROL POLICY
As Amended Effective October 30, 2023
This Executive Severance and Change in Control Policy (the “Policy”) is designed to provide certain protections to a select group of key employees of PagerDuty, Inc. (the “Company”) or any of its subsidiaries in connection with a Change in Control of the Company or in connection with the involuntary termination of their employment under the circumstances described in this Policy. Capitalized terms not otherwise defined in the text have the respective meanings set forth in the “Definitions” section below.
Eligibility. Each employee of the Company or any subsidiary of the Company who is designated by the Administrator (as defined below) as either a “Tier 2 Participant” (e.g., direct reports to the Company’s Chief Executive Officer who are senior vice president level or above) or a “Tier 3 Participant” (e.g., senior vice presidents or above that do not report to the Company’s Chief Executive Officer, vice presidents, and general managers) for the purposes of this Policy will be a participant in this Policy (each, a “Participant”).
CIC Qualifying Termination (Tier 2 Participants). If a Tier 2 Participant has a CIC Qualifying Termination, the Company shall provide the Tier 2 Participant with the following severance benefits:
(i)a lump sum cash amount equal to the sum of the Tier 2 Participant’s annual base salary and target annual bonus opportunity;
(ii)a prorated amount of the Tier 2 Participant’s target annual bonus opportunity from the beginning of the Company’s fiscal year until the date of the CIC Qualifying Termination;
provided that in each case of clauses (i) and (ii), annual base salary and target annual bonus opportunity shall be determined based on the rates in effect as of immediately prior to the CIC Qualifying Termination or immediately prior to the Change in Control, whichever is greater);
(iii)continuation of the health plan benefits in place for the Tier 2 Participant and the Tier 2 Participant’s eligible dependents at the time of the CIC Qualifying Termination under COBRA at no cost to the Tier 2 Participant (provided that the Tier 2 Participant timely elects coverage under COBRA) for twelve (12) months following such CIC Qualifying Termination; provided, however, that in the event the Tier 2 Participant obtains other employment prior to the end of such period, the benefits under this clause (iii) will terminate at such time as the Tier 2 Participant is eligible to receive health benefits through such other employment; and
(iv)100% of the Tier 2 Participant’s then-unvested Equity Awards that are subject to time-based vesting shall become fully vested and, as applicable, exercisable effective as of the CIC Qualifying Termination. Equity Awards held by the Tier 2 Participant that are subject to performance-based vesting will be treated in connection with a Change in Control in accordance with applicable award agreements. In the event of the Tier 2 Participant’s CIC Qualifying Termination prior to the consummation of a Change in Control, notwithstanding the terms of the 2019 Plan and applicable award agreements, the Tier 2 Participant’s unvested, outstanding Equity Awards will remain outstanding for a period of up to three (3) months to allow for the potential acceleration above (which, for clarity, will occur upon the Change in Control), with the treatment of Equity Awards subject to performance-based vesting remaining subject to the terms of the applicable award agreements.
Notwithstanding the foregoing, in the event of a Change in Control in which a Tier 2 Participant’s then-unvested Equity Awards that are subject to time-based vesting are not assumed, substituted, continued or cancelled for a per-share amount (or value of property per share) payable to the holders of Common Stock in connection with such Change in Control and reduced, if applicable, for the per-share exercise price payable for such unvested Equity Award (such unvested Equity Awards not assumed, substituted, continued or cancelled as described above, the “Terminating Equity Awards”), then one hundred percent (100%) of such Terminating Equity Awards shall automatically vest and, as applicable, become exercisable immediately prior to the Change in Control (or on such prior date as the Administrator determines and communicates in writing to all affected Participants) and contingent upon the closing or completion of the Change in Control (such acceleration, the “Terminating Award Acceleration”). For the avoidance of doubt, the Terminating Award Acceleration is contingent only on a Change in Control and the conditions set forth herein and does not require a Qualifying Termination or other termination of service. Equity Awards that are subject to performance or milestone-based vesting conditions shall be governed by their own terms with respect to treatment in connection with a Change in Control.
CIC Qualifying Termination (Tier 3 Participants). If a Tier 3 Participant has a CIC Qualifying Termination, the Company shall provide the Tier 3 Participant with the following severance benefits:
(i)a lump sum cash amount equal to one-half (0.5) times the sum of the Tier 3 Participant’s annual base salary and target annual bonus opportunity;
(ii)a prorated amount of the Tier 3 Participant’s target annual bonus opportunity from the beginning of the Company’s fiscal year until the date of the CIC Qualifying Termination;
provided that in each case of clause (i) and (ii), annual base salary and target annual bonus opportunity shall be determined based on the rates in effect as of immediately prior to the CIC Qualifying Termination or immediately prior to the Change in Control, whichever is greater;
(iii)continuation of the health plan benefits in place for the Tier 3 Participant and the Tier 3 Participant’s eligible dependents at the time of the CIC Qualifying Termination under COBRA at no cost to the Tier 3 Participant (provided that the Tier 3 Participant timely elects coverage under COBRA) for six (6) months following such CIC Qualifying Termination; provided, however, that in the event the Tier 3 Participant obtains other employment prior to the end of such period, the benefits under this clause (iii) will terminate at such time as the Tier 3 Participant is eligible to receive health benefits through such other employment; and
(iv)50% of the Tier 3 Participant’s then-unvested Equity Awards that are subject to time-based vesting shall become fully vested and, as applicable, exercisable effective as of the CIC Qualifying Termination. Equity Awards held by the Tier 3 Participant that are subject to performance-based vesting will be treated in connection with a Change in Control in accordance with applicable award agreements. In the event of the Tier 3 Participant’s CIC Qualifying Termination prior to the consummation of a Change in Control, notwithstanding the terms of the 2019 Plan and applicable award agreements, 50% of the Tier 3 Participant’s unvested, outstanding Equity Awards will remain outstanding for a period of up to three (3) months to allow for the potential acceleration above (which, for clarity, will occur upon the Change in Control), with the treatment of Equity Awards subject to performance-based vesting remaining subject to the terms of the applicable award agreements.
Notwithstanding the foregoing, in the event of a Change in Control in which a Tier 3 Participant’s then-unvested Equity Awards that are subject to time-based vesting are Terminating Equity Awards, then one hundred percent (100%) of such Terminating Equity Awards shall be subject to the Terminating Award Acceleration. For the avoidance of doubt, the Terminating Award Acceleration is contingent only on a Change in Control and the conditions set forth herein and does not require a Qualifying Termination or other termination of service. Equity Awards that are subject to performance or milestone-based vesting conditions shall be governed by their own terms with respect to treatment in connection with a Change in Control.
Non-CIC Qualifying Termination (Tier 2 Participants). If a Tier 2 Participant has a Non-CIC Qualifying Termination, the Company shall provide the Tier 2 Participant with the following severance benefits:
(i)a lump sum cash amount equal to one-half (0.5) times the sum of the Tier 2 Participant’s annual base salary and target annual bonus opportunity, in each case in effect at the time of the Non-CIC Qualifying Termination; and
(ii)continuation of the health plan benefits in place for the Tier 2 Participant and the Tier 2 Participant’s eligible dependents at the time of the Non-CIC Qualifying Termination under COBRA at no cost to the Tier 2 Participant (provided that the Tier 2 Participant timely elects coverage under COBRA), for six (6) months following such Non-CIC Qualifying Termination, provided, however, that in the event the Tier 2 Participant obtains other employment prior to the end of such period, the benefits under this clause (ii) will terminate at such time as the Tier 2 Participant is eligible to receive health benefits through such other employment.
Non-CIC Qualifying Termination (Tier 3 Participants). If a Tier 3 Participant has a Non-CIC Qualifying Termination, the Company shall provide the Tier 3 Participant with the following severance benefits:
(i)a lump sum cash amount equal to one-half (0.5) times the sum of the Tier 3 Participant’s annual base salary and target annual bonus opportunity, in each case in effect at the time of the Non-CIC Qualifying Termination; and
(ii)continuation of the health plan benefits in place for the Tier 3 Participant and the Tier 3 Participant’s eligible dependents at the time of the Non-CIC Qualifying Termination under COBRA at no cost to the Tier 3 Participant (provided that the Tier 3 Participant timely elects coverage under COBRA), for six (6) months following such Non-CIC Qualifying Termination, provided, however, that in the event the Tier 3 Participant obtains other employment prior to the end of such period, the benefits under this clause (ii) will terminate at such time as the Tier 3 Participant is eligible to receive health benefits through such other employment.
Death or Disability. A termination of the Participant’s employment by reason of the Participant’s death or Disability shall not constitute a termination by Participant for Good Reason or a termination by the Company without Cause.

Exclusive Benefits. In the event of a termination of a Participant’s employment with the Company or any subsidiary of the Company, the Participant shall not be entitled to any other severance pay, severance benefits, accelerated vesting with respect to Equity Awards subject to time-based vesting or any other compensation or benefits other than as set forth herein, or as required by applicable law. Notwithstanding anything herein to the contrary, each of Participant’s Equity Awards subject to performance-based vesting will be eligible for any vesting acceleration benefits set forth in the equity plan and/or equity award agreement pursuant to which the Equity Award is governed.
Release. Notwithstanding anything herein to the contrary, as a condition of each Participant’s receipt of any payments or benefits set forth in this Policy, the Participant must execute and allow to become effective a general release of claims in favor of the Company in the form attached as Exhibit A, with such changes as may be required due to intervening changes in applicable law (a “General Release”), within sixty (60) days following the Participant’s Qualifying Termination. Provided that the Company timely delivers the General Release to the Participant, unless the Release is timely signed by the Participant, is delivered to the Company, and becomes effective within the required period, the Participant will not be entitled to any severance payments or benefits pursuant to this Policy.
Notwithstanding anything herein to the contrary, none of the severance payments or benefits under this Policy will be made prior to the first payroll date following the effective date of the General Release (the “Initial Payment Date”); provided that Initial Payment Date shall fall within the period necessary for the severance payments to constitute short-term deferral under Section 409A. On the Initial Payment Date, any lump sum severance payment or prorated bonus severance payment (to the extent applicable) that the Participant is entitled to receive under this Policy will be fully paid to the Participant; provided that, if a Participant’s CIC Qualifying Termination occurs prior to the consummation of a Change in Control, the Participant initially shall be entitled to the severance payments and benefits applicable in the event of a Non-CIC Qualifying Termination (with any lump sum severance payment payable on the Initial Payment Date) and shall, upon the occurrence of the Change in Control, become entitled to the severance payments and benefits applicable in the event of a CIC Qualifying Termination to the extent not already paid or provided (for clarity, the treatment of Equity Awards in the event of a CIC Qualifying Termination prior to the consummation of a Change in Control is set forth in the applicable “CIC Qualifying Termination” section).
Section 409A. Notwithstanding any provision to the contrary in this Policy, if a Participant is deemed by the Company at the time of the Participant’s Separation from Service to be a “specified employee” for purposes of Section 409A of the Code (“Section 409A”), then to the extent delayed commencement of any portion of the severance benefits to which the Participant is entitled under this Policy is required in order to avoid adverse taxation under Section 409A, such portion of the Participant’s benefits shall not be provided to Participant prior to the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s Separation from Service with the Company or (ii) the date of the Participant’s death. Upon the first business day after such earlier date, all payments deferred pursuant to this paragraph shall be paid in a lump sum to the Participant, and any remaining payments due under this Policy shall be paid as otherwise provided herein. Payments pursuant to this Policy (or referenced in this Policy), and each installment thereof, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A. To the extent that any provision of this Policy is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Policy may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Notwithstanding any other provision of this Policy, with respect to payments to be made upon execution of an effective release, if the release revocation period spans two calendar years, payments will be made in the second of the two calendar years to the extent necessary to avoid adverse taxation under Section 409A. Notwithstanding anything to the contrary in this Policy, all reimbursements and in-kind benefits provided under this Policy that are subject to Section 409A shall be made in accordance with the requirements of Section 409A, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during the Participant’s lifetime (or during a shorter period of time specified in this Policy); (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (D) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
Section 280G. Any provision of this Policy to the contrary notwithstanding, if any payment or benefit a Participant would receive from the Company pursuant to this Policy or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (defined below). The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the total amount of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the manner that results in the greatest economic benefit to the Participant. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced by mutual agreement of the parties. If deemed necessary for compliance with Section 409A, any reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are. To the extent any such payment is to be made over time (e.g., in installments), then the Payments shall be reduced in reverse chronological order. In no event will the Company or any stockholder be liable to the Participant for any amounts not paid as a result of the operation of this section. All determinations under this section shall be made by a nationally recognized certified public accounting firm or other professional organization that is selected by the Company prior to a Change in Control for the purpose of making such determinations (which firm shall not, without the applicable Participant’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control) and shall be binding upon the Company and the applicable Participant.
Choice of Law. The laws of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Policy, without regard to that state’s conflict of laws provisions.
Effective Date; Term of Policy. This Policy is effective as of October 30, 2023 (the “Effective Date”) and shall have an initial term of three (3) years, subject to automatic renewal for one (1) additional year upon each anniversary of the Effective Date (unless the Company determines otherwise and gives notice to Participants at least sixty (60) days prior to the scheduled renewal); provided, that if on the date this Policy is set to expire the Company has entered into an agreement that would cause a Change in Control to occur, then, this Policy shall remain in effect until at least the eighteen (18)-month anniversary of the consummation of the transaction constituting a Change in Control. In no event shall the expiration of this Policy result in the forfeiture of any payments or benefits to any Participant whose Qualifying Termination occurred on or prior to the date of such expiration.
Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under this Policy and agree expressly to perform the obligations under this Policy in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Policy, the term “Company” will include any successor to the Company’s business and/or assets which becomes bound by the terms of this Policy by operation of law, or otherwise.
Tax Obligations. All payments and benefits under this Policy will be paid less applicable withholding taxes. The Company is authorized to withhold from any payments or benefits all federal, state, local and/or foreign taxes required to be withheld therefrom and any other required payroll deductions. The Company will not pay any Participant’s taxes arising from or relating to any payments or benefits under this Policy. The Participant will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Policy, and the Participant will not be reimbursed by the Company for any such payments.
Administration. This Policy will be administered by the Compensation Committee of the Company’s Board of Directors or its delegate (in each case, an “Administrator”). The Administrator will have full discretion to administer and interpret this Policy. Any decision made or other action taken by the Administrator with respect to this Policy and any interpretation by the Administrator of any term or condition of this Policy, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. Notwithstanding the foregoing or any other provision of this Policy to the contrary, after a Change in Control, any arbitrator, court or tribunal that adjudicates any dispute, controversy or claim in connection with this Policy will apply a de novo standard of review to any determinations made by the Administrator or the Company or its affiliates. Such de novo standard shall apply notwithstanding the grant of full discretion hereunder to the Administrator or any person or characterization of any decision by the Administrator or by such person as final, binding or conclusive on any party.
At-will Employment. Nothing in this Policy shall be construed as giving any Participant any right to be retained in the employ of the Company or any subsidiary of the Company or shall affect the terms and conditions of a Participant’s employment with the Company or a subsidiary of the Company. A Participant’s employment with the Company or any subsidiary of the Company is employment “at-will” and may be terminated at any time and for any reason, with or without notice.
No Mitigation. A Participant is not required to seek other employment or to attempt in any way to reduce any amounts otherwise payable to the Participant under this Policy.
Amendment or Termination. The Company may amend or terminate this Policy at any time or from time to time, but no such amendment or termination shall adversely affect the rights of any Participant without the Participant’s written consent.
Legal Fees. The Company agrees to pay as incurred (within ten (10) days following the Company’s receipt of an invoice from Participant), at any time following a Change in Control and to the full extent permitted by law, all legal fees and expenses that Participant may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, Participant or others of the validity or enforceability of, or liability under, any provision of this Policy or any guarantee of performance thereof whether such contest is between the Company and Participant or between either of them and any third party, plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code determined as of the date such legal fees and expenses were incurred; provided that Participant shall repay to the Company any such legal fees and expenses if Participant’s claims are found by a court of competent jurisdiction to be frivolous or brought in bad faith.
Definitions:
“2019 Plan” shall mean the Company’s 2019 Equity Incentive Plan as in effect on the date hereof and, unless otherwise noted, as subsequently amended or any successor plan.
“Cause” shall mean with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s conviction of or plea of guilty or nolo contendere to any felony or any crime involving fraud or dishonesty under the laws of the United States, any state thereof, or any applicable foreign jurisdiction; (ii) such Participant’s commission of, or knowing participation in, a fraud against the Company or any subsidiary of the Company; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or any subsidiary of the Company or of any statutory duty owed to the Company or any subsidiary of the Company; (iv) such Participant’s unauthorized use or disclosure of the Company’s or any of its subsidiaries’ confidential information or trade secrets; or (v) such Participant’s gross misconduct; provided that in each case of clauses (iii) through (v), the applicable conduct must be willful (i.e., carried out in bad faith or without reasonable belief that such conduct was in the best interests of the Company and its subsidiaries) and materially and demonstrably injurious to the Company and its subsidiaries, taken as a whole. Subject to the “Administration” section above, the determination that a termination of a Participant’s employment is either for Cause or without Cause shall be made by the Company in its sole discretion.
“Change in Control” shall have the meaning given to such term in the 2019 Plan; provided that, notwithstanding the language in the 2019 Plan, a definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate (as defined in the 2019 Plan) and the Participant will not supersede the foregoing definition with respect to this Policy. If a Change in Control (based on the definition thereof as of the time of the event constituting a Change in Control) occurs, the term “Change in Control” may not be subsequently modified in a manner that would cause the event constituting a Change in Control to not so qualify.
“Change in Control Period” shall mean the period commencing three (3) months before the effective date of a Change in Control and ending eighteen (18) months following the Change in Control.
“CIC Qualifying Termination” shall mean a Participant’s employment is terminated by the Company, or any acquirer or successor in interest thereof, without Cause or by the Participant for Good Reason during the Change in Control Period.
“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

“Common Stock” shall have the meaning given to such term in the 2019 Plan.
“Disability” shall have the meaning given to permanent and total disability under Section 22(e)(3) of the Code.
“Equity Awards” shall mean Company options, restricted stock, restricted stock units and any other Company equity awards.
“Good Reason” shall mean one or more of the following events occurring without the Participant’s written consent: (i) a material reduction of the Participant’s primary job duties or level of responsibility (collectively, “Duties”) relative to the Participant’s duties that were in effect immediately prior to such reduction; provided, however, that for purposes of this clause, a material reduction in the Participant’s Duties will not be deemed to occur (A) if the Company is acquired and made a division or business unit of a larger entity, and following the consummation of the Change in Control, the Participant retains substantially similar Duties for such division or business unit of the acquiring corporation, but not for the entire acquiring corporation, provided that this clause (A) shall not apply to any Participant holding the title of Chief Financial Officer, General Counsel or Chief Human Resources Officer (or a Participant performing equivalent duties) or (B) solely because of a change in title; provided, further, that any Participant holding the title of Chief Financial Officer, General Counsel or Chief Human Resources Officer (or a Participant performing equivalent duties) shall have Good Reason if such Participant does not report directly to the chief executive officer of a publicly traded company; (ii) a material reduction in then-current annual base salary or target annual bonus opportunity; or (iii) relocation of the Participant’s principal place of employment to a place that increases the Participant’s one-way commute by more than fifty (50) miles as compared to the Participant’s then current principal place of employment immediately prior to such relocation. For clarity, with respect to any Participant holding the title of Chief Financial Officer, General Counsel or Chief Human Resources Officer (or a Participant performing equivalent duties), the circumstances set forth in section (i)(A) of this Good Reason definition shall constitute Good Reason. With respect to each of subsection (i), (ii), and (iii) above, the Participant must provide notice to the Company of the condition giving rise to “Good Reason” within thirty (30) days of the initial existence of such condition, and the Company will have thirty (30) days following such notice to remedy such condition. The Participant must resign his or her employment no later than fifteen (15) days following expiration of the Company’s thirty (30) day cure period or written receipt from the Company of its intent not to cure.
“Non-CIC Qualifying Termination” shall mean a Participant’s employment is terminated by the Company, or any acquirer or successor in interest thereof, without Cause outside of the Change in Control Period.
“Qualifying Termination” shall mean a CIC Qualifying Termination or a Non-CIC Qualifying Termination.
“Separation from Service” shall have the meaning set forth under Treasury Regulation Section 1.409A-1(h).
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EXHIBIT A
FORM OF RELEASE
In consideration for the payments and benefits to be provided pursuant to the Amended and Restated Executive Severance and Change in Control Policy (the “Policy”) of PagerDuty, Inc. (the “Company”), with an effective date of October 30, 2023, the undersigned participant in the Policy (the “Executive”) agrees to the following (capitalized terms used but not defined herein have the meanings set forth in the Policy):
(a)    Executive represents that Executive has not filed any complaints, charges or lawsuits against the Company with any governmental agency or any court.
(b)    Executive expressly waives all claims, whether known or unknown, against the Company and releases the Company, and any of the Company’s past, present or future parent, affiliated, related, and/or subsidiary entities, and all of the past and present directors, stockholders, officers, general or limited partners, employees, agents, and attorneys, and agents and representatives of such entities, and employee benefit plans in which Executive is or has been a participant by virtue of his or her employment with the Company (collectively, the “Releasees”), from any claims that Executive may have against the Company or the Releasees. It is understood that subject to the exceptions listed below, this release includes, but is not limited to, any claims arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever, Executive’s employment with the Company or its subsidiaries or the termination thereof, including any claims for wages, employment benefits or damages of any kind whatsoever arising out of any legal restriction on the Company’s right to terminate employment, or any federal, state or other governmental statute or ordinance, including, without limitation, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the federal Age Discrimination in Employment Act, the Americans With Disabilities Act, the Family and Medical Leave Act, or any other legal limitation on the employment relationship (the “Release”); provided, however, notwithstanding anything to the contrary set forth herein, that this Release shall not extend to (i) benefit claims under employee pension benefit plans in which Executive is a participant by virtue of Executive’s employment with the Company or its subsidiaries, benefit claims under employee welfare benefit plans for occurrences (e.g., medical care, death, or onset of disability) arising after the execution of this Release by Executive, or any rights Executive may otherwise have to receive vested amounts under any Company employee benefit plans, (ii) Executive’s rights under any stock option or other equity incentive agreement between Executive and Company (or any successor thereto) or under the stock option or other equity incentive plans of the Company (or any successor thereto), (iii) any rights to ownership as a stockholder of the Company (or any successor thereto), (iv) Executive’s rights under the Policy, (v) any rights pursuant to an agreement entered into in connection with a Change in Control (including, without limitation, agreements entered into between the Company and any acquirer of the Company) or otherwise accruing to Executive as a result of, or related to a Change in Control, (vi) any claims Executive may have for indemnification pursuant to the Company’s certificate of incorporation, bylaws, law, contract, Company policy or any indemnification agreement between Executive and the Company, (vii) any claims for coverage under any applicable directors’ and officers’ insurance policy in accordance with the terms of such policy, (viii) any claims to accrued, unpaid wages or unpaid reimbursements due to Executive, (ix) any rights to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission, Securities and Exchange Commission or other similar federal or state administrative agencies or self-regulatory agencies, or (x) any claims arising from events that occur solely after the date Executive signs this Release.
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Nothing herein or in the Policy shall prohibit or restrict Executive from responding to any inquiry, or otherwise communicating with, any federal, state or local administrative or regulatory agency or authority or participating in an investigation conducted by any governmental agency or authority, or restrict Executive’s rights under the whistleblower provisions of any applicable federal law or regulation, including Executive’s right to receive an award for information provided to any government authority under such law or regulation.
Executive acknowledges that Executive has read and understands Section 1542 of the Civil Code of the State of California (Section 1542), which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Executive waives and relinquishes any rights and benefits which Executive may have under Section 1542 or any similar statute or common law principle of any jurisdiction. Executive acknowledges that Executive may later discover facts different from, or in addition to, those Executive now knows or believes to be true with respect to the claims released in this Release, and agrees the release herein shall be and remain in effect in all respects as a complete release as to all matters released, notwithstanding any such different or additional facts.
Executive understands that this Release includes a release of claims arising under the Age Discrimination in Employment Act (ADEA). Executive understands and warrants that Executive has been given a period of twenty-one (21) days to review and consider this Release or forty-five (45) days if Executive’s termination is part of a group reduction in force. Executive further warrants that Executive understands that, with respect to the release of age discrimination claims only, Executive has a period of seven days (7) after execution of this Release to revoke the release of age discrimination claims by notice in writing to the Company.
EXECUTIVE ACKNOWLEDGES ALL OF THE FOLLOWING:
(A)    I HAVE CAREFULLY READ AND HAVE VOLUNTARILY SIGNED THIS RELEASE;
(B)    I FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS RELEASE, INCLUDING THE WAIVER OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT; AND
(C)    PRIOR TO SIGNING THIS RELEASE, I HAVE BEEN ADVISED OF MY RIGHT TO CONSULT, AND HAVE BEEN GIVEN ADEQUATE TIME TO REVIEW MY LEGAL RIGHTS WITH AN ATTORNEY OF MY CHOICE.
Executive Signature
Executive Name (Print)
Date

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